Exhibit 10.12

September 6, 2024

CONFIDENTIAL

Tom Sanfilippo

By email: sanfilip@gmail.com

Re: Offer Letter

Dear Tom,

We are very pleased to offer you an at-will employment position with Bit Digital AI, Inc. (the “Company”), a subsidiary of Bit Digital Inc. (“Bit Digital”), on the terms and conditions set forth below in this offer letter. As described below, this offer of at-will employment is conditioned on your satisfactory completion of certain requirements.

1.	Duties; Start Date. You will be hired as full-time Chief Technology Officer. Your employment shall commence on September 13, 2024 or a mutually determined date between you and your manager. You will perform duties and responsibilities for the Company and its affiliates that are reasonable and consistent with such position and as may be assigned to you from time to time. You will report to Sam Tabar, Chief Executive Officer, or such other employee as may be designated by the Company, and you shall assume and discharge such duties for the Company and its affiliates as your manager(s) may direct.

During your employment, you will devote your full-time attention to your duties and responsibilities, and you will perform them in accordance with the Company’s standards of conduct, and be bound by the operating policies, procedures, and practices of the Company and Bit Digital, as applicable. You will not engage in any other employment, occupation, consulting and/or business activities that would create a conflict of interest with the Company. You also will not engage in any other activities that conflict or interfere with your obligations to the Company; provided, however that the foregoing does not preclude you from participating in civic, religious, or charitable activities and serving on the boards of directors or serving as a consultant to non-competitive private or public companies (“Board/Consulting Activities”) to the extent such activities are specifically disclosed on Exhibit A attached hereto or are approved by the Board of Directors of the Company (the “Board”) in the future in its sole discretion, in each case, so long as such activities do not conflict with or interfere with your duties to the Company. For the avoidance of doubt, and without limitation, if Exhibit A attached hereto is blank (or not attached), then no Board/Consulting Activities are permitted as of the date hereof.

33 Irving Place

New York, New York 10003

Tom Sanfilippo - Offer Letter, September 6, 2024

2.	At-Will Employment. Your employment with the Company is “at-will.” You on the one hand and Company on the other may terminate the employment relationship for any reason, with or without cause or advance notice. The at-will relationship cannot be modified except in a writing executed by both parties. For the avoidance of doubt, your at-will employment status cannot be modified by any understanding you may have of any verbal statements made by any representative of the Company in the interview or hiring process. The parties agree to endeavor to provide 14 days notice prior to terminating the employment relationship but are under no obligation to provide any notice. The Company reserves the right, in its sole discretion, to change your compensation and/or employee benefits at any time on a prospective basis.

3.	Place of Work. Your principal place of work will be your home office in the Boston, MA metropolitan area, although you may be required to travel periodically to any office or branch of Bit Digital upon reasonable prior notice. We expect that you will be able spend a substantial amount of your time working remotely, although you may be required to work on occasion in the Company’s present New York office at 31 Hudson Yards, New York, NY, 10001, at the request of your manager. You acknowledge that you may be required to travel in connection with the performance of your duties.

4.	Salary; Bonus; Equity Incentive. Your annualized salary will be $350,000 payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. As an exempt employee, you acknowledge that your base salary is payment for all hours worked, and that you are not eligible to receive overtime pay or time off in lieu of pay for any work performed beyond regular business hours. By signing below, you acknowledge that you authorize that the Company pay you by direct deposit.

You will be awarded a signing bonus of $100,000, so long as you are employed on (and have not given notice of your resignation of employment prior to) the last day of the second week of your hire date. Any discretionary bonus will be awarded at the sole discretion of the Company, in consultation with Bit Digital and its Board of Directors, taking into consideration individual and Company performance.

Furthermore, to incentivize exceptional performance, as soon as reasonably practicable following commencement of your employment, Bit Digital’s Board of Directors will grant you Restricted Stock Units (“RSUs”) valued at $1,200,000 (one million two hundred thousand) dollars based on the average closing price of Bit Digital’s Ordinary Shares for the five prior trading days before your date of hire. Your RSUs will vest over four (4) years in equal quarterly installments, following an initial one-year vesting cliff, beginning on the first day of the month following your first full month of employment. This RSU grant shall be subject to the terms and conditions of Bit Digital’s 2023 Omnibus Equity Incentive Plan (the “Plan”) and Award Agreement, including vesting requirements. In the event that the Company effects a spinoff of its AI assets to another publicly traded entity (“Newco”), the RSUs will be equitably adjusted or converted in a manner intended to preserve the aggregate intrinsic value of the original Bit Digital Inc.’s equity award and the terms of the equity awards, such as vesting dates, will generally remain substantially the same. You will receive in exchange for any unvested RSUs in Bit Digital Inc., a number of RSUs in Newco equal in value to such unvested RSUs which will be forfeited. For example, if 25% of your RSUs have vested you will receive $900,000 in value of RSUs in Newco. Such new RSUs will be priced at the market price of Newco on the first day of trading of Newco after the Spinoff in order to make you whole.

Tom Sanfilippo - Offer Letter, September 6, 2024

All payments paid pursuant to this Offer Letter will be subject to applicable withholding taxes.

This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder (the “Code”), and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

5.	Severance Benefits. If (i) you are terminated by the Company without Cause (as defined below), or the Company revokes this offer letter prior to the date that you commence employment, and (ii) and provided that you execute a separation and general release agreement in a form satisfactory to and requested by the Company and such agreement becomes fully irrevocable within 60 days following the last date of your employment with the Company, you will be entitled to receive severance as follows: (i) a payment equal to three (3) months of your annual base salary and (ii) a payment equal to the premium costs for you and your eligible dependents to continue healthcare coverage under COBRA for three (3) months, with such payments to be payable to you within 30 days following the date on which the separation and general release agreement becomes effective and irrevocable. “Cause” means (a) you have been convicted of, have pleaded guilty or nolo contendere to, or committed any act or omission constituting, any felony or any crime involving moral turpitude, (b) you have engaged in willful misconduct, or you have engaged in gross negligence which is injurious to the Company or its affiliates, (c) you materially failed or refused to perform the material duties lawfully and reasonably assigned to you or have breached any material term or condition of this offer letter or any other material agreement with the Company or its affiliates, in any case after written notice by the Company of such performance issue or breach of terms or conditions and an opportunity to cure within ten (10) days of such written notice thereof from the Company, unless such nonperformance or breach is, by its nature, not curable, (d) your failure to follow the Company’s policies (or policies of the Company’s affiliates that are applicable to you) that results in, or could reasonably be expected to result in, material harm to the Company or its affiliates or (e) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of 7iduciary duty or other willful act of material dishonesty against the Company or its affiliates.

Tom Sanfilippo - Offer Letter, September 6, 2024

If (1) your employment with the Company terminates for any reason other than for Cause and (2) any of the facts and circumstances described in clauses (a) through (e) of the preceding sentence existed as of the date of such termination (whether or not known by the Board or the Company as of such termination or discovered after any such termination), then, by a vote of the Board, the Company may deem such termination of employment to have been for Cause, and such termination shall be treated as a termination by the Company for Cause (and, to the extent applicable, you must promptly repay to the Company any severance payments previously paid to you.

6.	FLSA Exempt Status; Vacations. You will be considered an exempt employee under applicable law, including the Fair Labor Standards Act and under New York State law. The Company’s regular business hours are Monday through Friday, 9am to 6pm. You will receive 25 days of paid time off per year, which will accrue over the course of the year. These days include 5 days of paid sick time off and 20 vacation days per calendar year (prorated for 2024). The Company will observe traditional bank holidays subject to Company holiday policies in place from time to time.

7.	Benefits. During your employment, you will be eligible to participate in the Company’s benefit plans and programs in effect from time to time, including group medical, dental, and vision insurance, retirement plan, and other fringe benefits as may be made available to other similarly situated employees as may be offered by the Company from time to time, in accordance with and subject to the eligibility and other provisions such plans and programs.

8.	Policies and Procedures. You will be subject to all applicable then effective written policies and procedures of the Company, as may be amended from time to time. For the avoidance of doubt, you expressly acknowledge you will at all times be subject to the Company’s then effective:

●	Mandatory Mediation and Arbitration Procedure, which may be amended from time-to-time by the Company.

●	Restrictive Covenant Agreement, which may be amended from time-to-time by the Company.

●	Non-Disclosure Agreement, which may be amended from time-to-time by the Company.

●	Code of Ethics and Business Conduct, which may be amended from time to time by the Company.

Tom Sanfilippo - Offer Letter, September 6, 2024

●	Insider Trading Policy, which may be amended from time to time by the Company.

●	Anti-Corruption Policy, which may be amended from time to time by the Company.

●	Compliance Reporting Policy, which may be amended from time to time by the Company.

9.	Non-Disparagement. You acknowledge that you may learn potentially confidential or sensitive information through your employment. During the employment period and in perpetuity thereafter, you will not make any statement to any third party that is intended to or is reasonably likely to slander, libel, defame or otherwise damage the reputation of Company or Bit Digital or their officers, directors, employees, affiliates, consultants, or clients. During the employment period and in perpetuity thereafter, the Company agrees that it will not make any statement to any third party that is intended to or is reasonably likely to slander, libel, defame or otherwise damage your reputation. Notwithstanding the foregoing, this Section 9 does not prohibit (A) either party from responding truthfully, completely and accurately (i) to any inquiry by any governmental or regulatory agency (or otherwise reporting unlawful conduct to any such agency), (ii) if required by legal process, (iii) as otherwise required by law, (iv) in any dispute between the parties or in response to any breaches of this Section 9 by the other party, or (B) the Company from discussing your employment, including in respect of your work performance, with officers and/or directors of the Company and/or its affiliates, or other third parties, for legitimate business purposes.

10.	Representations and Warranties. You hereby represent warrant that the information contained in or provided in the course of your application for this position (including without limitation the information in your resume and provided during any interview) is accurate in all material respects, and that you did not omit any material information.

You hereby represent that you are not bound by any agreement that would restrict or prevent you from accepting this offer of employment or performing the duties contemplated herein. You are not permitted to use or disclose any confidential information of any prior employer during the course of your employment.

11.	Governing Law. This offer letter will be governed by the laws of the State of New York, regardless of conflict of law principles.

12.	Entire Agreement. This offer letter embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties regarding such matters; except that nothing in this offer letter shall diminish or affect your obligations under the Company’s then effective Mandatory Dispute Resolution Procedures, Restrictive Covenant Agreement, or any other written policy or procedure the Company may issue from time-to-time.

Tom Sanfilippo - Offer Letter, September 6, 2024

13.	Amendment. The terms of your employment as set forth in your offer letter may be amended only in a writing signed by the parties.

14.	Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this offer letter. In the event an ambiguity or question of intent or interpretation arises, this offer letter shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this offer letter.

15.	No Waiver. Any party’s failure to enforce the terms of this offer letter in the event of one or more events violate this offer letter shall not constitute a waiver of any right to enforce the offer letter against subsequent violations.

16.	No Third-Party Beneficiary. This offer letter is not intended to and does not convey any rights to persons not a party to this offer letter. You may not directly or indirectly assign your rights under this offer letter.

17.	Section Headings. The section headings in this offer letter are for convenience of reference only and should not be deemed to affect the interpretation or modify the provisions hereof.

18.	Counterparts. This offer letter may be executed in separate counterparts, none of which need contain the signature of more than one party hereto but each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19.	Effectiveness; Severability. Whenever possible, each provision of the offer letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this offer letter is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this offer letter.

20.	Sexual Harassment Policy. You will be required to review and comply with the Company’s sexual harassment policy. You will complete the Company’s required sexual harassment training program by the end of each calendar year.

Tom Sanfilippo - Offer Letter, September 6, 2024

21.	Contingent Offer. Your at-will employment with the Company is contingent on completion of the following.

A.	Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three (3) days of starting employment.

B.	Satisfactory completion of a background check.

C.	Your execution of the Company’s Mandatory Mediation and Arbitration Procedure to be provided prior to commencing employment.

D.	Your execution of a Restrictive Covenant Agreement and, if required, a Non- Disclosure Agreement to be provided prior to commencing employment.

This employment offer will be withdrawn if any of the above conditions are not satisfied. Please do not resign from your current job until you have confirmation from the Company that these and all other conditions of this offer have been fulfilled to the Company’s satisfaction. This offer letter summarizes the principal terms of the Company’s employment and is not a contract of employment for any definite period of time.

***

Tom Sanfilippo - Offer Letter, September 6, 2024

All of us at the Company are excited at the prospect of you joining our team. If you have any questions about the above details, please call me to discuss. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until the sooner of September 9, 2024, or its withdrawal in writing to you by the Company, at which time, if you have not accepted or rejected, it will be deemed to be withdrawn. We look forward to hearing from you.

Best regards,

Sam Tabar, CEO

+1 (917) 854 6357

sam@bit-digital.com

My signature below indicates my acceptance of the terms herein and my acknowledgement that this is an at-will employment relationship subject to the satisfaction of the contingencies set forth in this offer letter (including without limitation in Section 20 of this offer letter) in the sole discretion of the Company, and all other conditions hereof.

Signed:

/s/ Tom Sanfilippo
Tom Sanfilippo

Date:	September 6, 2024